Exhibit (m)(iv)

Second Amended Exhibit A

To

Amended Plan of Distribution

Pursuant to Rule 12b-1 of

Advisers Investment Trust

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
JOHCM Asia Ex-Japan Equity Fund	Class I Class II	0.10 0.25	% %
JOHCM Emerging Markets Opportunities Fund	Class I Class II	0.10 0.25	% %
JOHCM Global Equity Fund	Class I Class II	0.10 0.25	% %
JOHCM International Select Fund	Class I Class II	0.00 0.25	% %
JOHCM International Small Cap Equity Fund	Class I Class II	0.10 0.25	% %
JOHCM Emerging Markets Small Mid Cap Equity Fund	Class I Class II Class III	0.10 0.25 0.50	% % %
JOHCM International Opportunities Fund	Class I Class II	0.10 0.25	% %
JOHCM Global Income Builder Fund	Class I Class II	0.10 0.25	% %
JOHCM Credit Income Fund	Class I Class II	0.10 0.25	% %

Effective as of March 4, 2020                    Advisers Investment Trust

/s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President